Exhibit 99.1

Vince Holding Corp. Reports First Quarter 2019 Results

NEW YORK, New York – June 13, 2019 – Vince Holding Corp. (NYSE:VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today reported unaudited results for the first quarter of fiscal year 2019 ended May 4, 2019.

Highlights for the first quarter ended May 4, 2019:

•	Net sales increased 1.1% to $55.1 million as compared to $54.5 million in the same period last year.

•	Direct-to-Consumer comparable sales grew 1.1%.

•	Gross margin rate increased 450 basis points to 51.3%.

•	Operating loss was $5.7 million, which includes $1.4 million of strategic consulting costs, compared to an operating loss of $4.4 million in the same period last year.

•	Net loss was $7.0 million or $0.60 per share, which includes $1.4 million of strategic consulting costs, compared to a net loss of $5.6 million or $0.49 per share in the same period last year.

Brendan Hoffman, Chief Executive Officer, commented, “Our first quarter results came in largely as expected.  We continue to focus on our direct to consumer business through retail expansion and enhancements to our eCommerce channel.  At wholesale, our women’s business continues to resonate with consumers, which in our view is driving further market share gains.  Our Vince Unfold subscription business is gaining traction and we are excited about other opportunities including a test by Microsoft, expected to launch in the coming months, presenting Vince in the windows of select stores.  We are pleased with the increased momentum we are seeing in our business as weather improves and we begin to benefit from some early timing of shipments.  Overall, we believe we are gaining momentum with merchandising strategies and an elevated focus on marketing leaving us well positioned to deliver profitable growth over the long term.”

For the first quarter ended May 4, 2019:

•

Net sales increased 1.1% to $55.1 million compared to $54.5 million in the first quarter of fiscal 2018. Wholesale segment sales decreased 4.0% to $27.4 million as compared to $28.5 million in the same period last year primarily due to the shift in the timing of seasonal wholesale shipments. Direct-to-consumer segment sales increased 6.7% to $27.8 million to the first quarter of fiscal 2018. Comparable sales increased 1.1%, including e-commerce sales, primarily due to an increase in average dollar sale.

•

Gross profit was $28.3 million, or 51.3% of net sales, compared to gross profit of $25.5 million, or 46.8% of net sales, in the first quarter of fiscal 2018. The 450 basis point increase in gross margin rate was due to the nonrecurrence of an unfavorable adjustment to inventory reserves in the prior year, stronger full price selling, and lower product costs.

•

Selling, general, and administrative expenses were $34.0 million, or 61.7% of sales, compared to $29.9 million, or 54.8% of sales, in the first quarter of fiscal 2018. The increase in SG&A dollars was primarily the result of strategic consulting costs of $1.4 million, higher compensation and benefits, and investments in marketing and new stores.

•

Operating loss was $5.7 million, or 10.4% of net sales, which includes the aforementioned strategic consulting costs of $1.4 million. Operating loss was $4.4 million for the first quarter of fiscal 2018.

•	Net loss was $7.0 million or $0.60 per share, which includes $1.4 million of strategic consulting costs, compared to a net loss of $5.6 million or $0.49 per share in the same period last year.

•	The Company ended the quarter with 59 company-operated stores, a net increase of 2 stores since the first quarter of fiscal 2018.

Balance Sheet

The Company ended the first quarter of fiscal 2019 with $45.6 million of borrowings under its debt agreements.  The Company decreased borrowings under its debt agreements since the same period last year by $5.0 million, primarily due to $4.2 million of net repayments to the term loan facilities.

Net inventory at the end of the first quarter of fiscal 2019 was $50.3 million compared to $49.4 million at the end of the first quarter of fiscal 2018.

Capital expenditures for the first quarter of fiscal 2019 totaled approximately $0.5 million.

Effective February 3, 2019, the Company adopted the new Lease Accounting Standards Codification Topic 842 (“ASC 842”) which resulted in a significant increase in its reported assets and liabilities associated with its operating leases.  The new standard has a negligible impact on its Consolidated Statements of Operations and Comprehensive Income (Loss) and Consolidated Statements of Cash Flows as compared to the previous accounting standard.

Fiscal 2019 Outlook

For fiscal 2019 the Company continues to expect:

•	Net sales to be between $290 million and $300 million. This compares to net sales of $279.0 million in fiscal 2018.

•

Operating income to be between $7 million and $9 million.  This compares to reported operating income of $4.1 million in fiscal 2018 which included a $1.7 million non-cash asset impairment charge related to property and equipment of certain retail stores.

•	Capital expenditures to be between $4.0 million and $4.5 million.

This guidance reflects only the current Section 301 tariffs in place on goods imported from China. The Company has not incorporated any future increases in tariffs on additional goods imported from China into the US in its fiscal 2019 guidance.

2019 First Quarter Earnings Conference Call

A conference call to discuss the first quarter results will be held today, June 13, 2019, at 4:30 p.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Executive Vice President and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 235-5655, conference ID 1268888. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

Established in 2002, Vince is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day. The collections are inspired by the brand’s California origins and embody a feeling of warm and effortless style. Vince designs uncomplicated yet refined pieces that approach dressing with a sense of ease. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear and footwear as well as capsule collections of handbags, fragrance, and home for a global lifestyle. Vince products are sold in prestige locations worldwide. As of June 13, 2019, the Company operated 45 full-price retail stores, 14 outlet stores, its e-commerce site, vince.com, as well as its subscription business, Vince Unfold. The Company is headquartered in New York and operates a design studio in Los Angeles. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under "Fiscal 2019 Outlook" and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to comply with the obligations under our credit facilities; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; changes in laws and regulations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; changes in global economies and credit and financial markets; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; seasonal and quarterly variations in our revenue and income; further impairment of our goodwill and indefinite-lived intangible assets; competition; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1200
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)

Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended
	May 4,	May 5,
	2019	2018
Net sales	$55,122	$54,514
Cost of products sold	26,856	28,978
Gross profit	28,266	25,536
as a % of net sales	51.3%	46.8%
Selling, general and administrative expenses	34,015	29,900
as a % of net sales	61.7%	54.8%
Loss from operations	(5,749)	(4,364)
as a % of net sales	(10.4)%	(8.0)%
Interest expense, net	1,077	1,289
Other expense (income), net	108	(64)
Loss before income taxes	(6,934)	(5,589)
Provision for income taxes	42	48
Net loss	$(6,976)	$(5,637)
Loss per share:
Basic loss per share	$(0.60)	$(0.49)
Diluted loss per share	$(0.60)	$(0.49)
Weighted average shares outstanding:
Basic	11,629,836	11,616,500
Diluted	11,629,836	11,616,500

Vince Holding Corp. and Subsidiaries	Exhibit (2)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	May 4,	February 2,	May 5,
	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$147	$118	$5,228
Trade receivables, net	15,767	28,896	12,764
Inventories, net	50,311	53,271	49,360
Prepaid expenses and other current assets	7,808	6,317	7,517
Total current assets	74,033	88,602	74,869
Property and equipment, net	23,826	25,156	29,966
Operating lease right-of-use assets	80,430	-	-
Intangible assets, net	76,351	76,501	76,949
Goodwill	41,435	41,435	41,435
Deferred income taxes and other assets	3,334	3,237	2,738
Total assets	$299,409	$234,931	$225,957

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,612	$28,787	$20,149
Accrued salaries and employee benefits	4,158	5,510	4,003
Other accrued expenses	9,071	8,535	9,288
Short-term lease liabilities	16,524	-	-
Current portion of long-term debt	2,750	2,750	8,000
Total current liabilities	54,115	45,582	41,440
Long-term debt	41,529	42,340	41,600
Deferred rent	-	14,636	15,316
Long-term lease liabilities	78,830	-	-
Other liabilities	58,273	58,273	58,273
Stockholders' equity	66,662	74,100	69,328
Total liabilities and stockholders' equity	$299,409	$234,931	$225,957